Exhibit 10.13

Framework Loan Facility Agreement

October 30, 2014

Party A: Shanghai eHi Car Rental Co., Ltd.

Party B: Ctrip Travel Information Technology (Shanghai) Co., Ltd.

Party A, for the purposes of its business expansion, enters into this framework loan facility agreement (the “Agreement”) with Party B. Pursuant to this agreement, Party B will extend, through bank entrusted loans, an aggregate of RMB300 million loan facility to Party A before December 31, 2014.  The loan facility has a term of three years and bears an interest rate of 8% per annum payable on a quarterly basis. The interest settlement date is the 20th of the last month of every quarter. Pursuant to this Agreement, Party A, Party B and Agricultural Bank of China will enter into a separate entrusted bank loan agreement to set forth other detailed terms.

In order to ensure performance of the obligations and repayment of the loan, Party A and Party B agree that, upon signing the entrusted loan agreement, Party A will arrange a guarantor, which should be agreed by both parties, to provide asset securities interest and assume joint liability for the loan. Relevant parties will enter into a separate guarantee agreement to set forth other detailed terms.

This agreement will be effective on October 30, 2014.  Both parties agree that once this Agreement has been signed and sealed by each party’s authorized representative, the agreement will become legally enforceable.  Once this Agreement, the entrusted loan agreement and the guarantee agreement have been signed, the loan amount will be released to Party A.

Party A: Shanghai eHi Car Rental Co., Ltd.

Authorized Representative

/s/ Ray Ruiping Zhang

Party B: Ctrip Travel Information Technology (Shanghai) Co., Ltd.

/s/ Min Fan

Authorized Representative